January 26, 2015

Via Email

Deutsche Bank National Trust Company,
as Indenture Trustee, Calculation Agent,
Paying Agent, and Securities Intermediary
1761 East St. Andrew Place
Santa Ana, CA 92705
Attn: Trust Administration - OC10S2

Re:    HLSS Servicer Advance Receivables Trust

Dear Sir or Madam:

We write concerning the January 23, 2015 letter of Erik Haas, counsel to BlueMountain Capital Management, LLC (“BlueMountain”), to HLSS Holdings, LLC (“HLSS”), HLSS Servicer Advance Receivables Trust (the “Trust”), Ocwen Loan Servicing, LLC (“Ocwen”), and Deutsche Bank National Trust Company (the “Indenture Trustee”).

BlueMountain’s letter suggests that certain purported Events of Default have occurred under the Indenture governing Notes issued by the Trust¹. We have reviewed the purported Events of Default and disagree with BlueMountain’s assessment. We have no reason to believe that any such Events of Default have occurred. To the contrary, we believe that the Trust and Ocwen are in full compliance with their obligations under the Indenture and intend to continue to comply with those obligations. We have notified each of the Trust’s Administrative Agents of BlueMountain’s letter and have endeavored to assist with their evaluation in all respects.

We look forward to responding to any questions you may have concerning BlueMountain’s letter. To the extent you believe your evaluation of their assertions would benefit from the establishment of an orderly investigative or adjudicative process, we would be happy to work with you and the Administrative Agents to develop such a process. We note, in this regard, that the Trust has been meeting its payment obligations under the Notes and will continue to do so; BlueMountain does not, and could not, allege that the Trust is experiencing any financial distress. Consequently, no harm will result from the Indenture Trustee taking the time needed to conduct an orderly and proper evaluation of BlueMountain’s assertions. In contrast, a presumptive determination of the validity of these allegations, undertaken without measured consideration, would cause enormous and irreparable harm to the Trust and its Noteholders.

We have very serious concerns about BlueMountain’s motivations for publicly filing their letter. As BlueMountain disclosed in the press release it issued along with its January 23 letter, it
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¹Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Sixth Amended and Restated Indenture, dated as of January 17, 2014, by and among the HSART Trust, the Indenture Trustee, HLSS, Ocwen, Barclays Bank PLC, Wells Fargo Securities, LLC, and Credit Suisse AG, New York Branch (the “Indenture”).

190 Elgin Avenue | George Town, KY1-9005 | Cayman Islands

Deutsche Bank National Trust Company
January 26, 2015

“hold[s] a short position in, and put options with respect to, the common stock of Ocwen Financial Corporation and . . . hold[s] a short position in, and put options with respect to, the common stock of Home Loan Servicing Solutions, Ltd.” See http://www.prnewswire.com/news-releases/bluemountain-capital-management-llc-delivers-notice-of-default-on-certain-notes-to-trustee-of-the-hlss-servicer-advance-receivables-trust-300024840.html. It appears that BlueMountain’s assertions may be motivated by its financial interest in profiting from these short positions, rather than by any interest it may have as a holder of Notes issued by the Trust. Notably, while BlueMountain’s letter states that it holds “certain” Series 2012-T2 and Series 2013-T3 Notes issued by the Trust, the letter does not state the amount of these holdings, which may be de minimis.

We look forward to discussing these matters with you at your earliest convenience.

Sincerely,

HLSS SERVICER ADVANCE RECEIVABLES TRUST

By: HLSS HOLDINGS, LLC

By: /s/ James E. Lauter
James E. Lauter
Authorized Signatory

cc:    Barclays Bank plc
745 Seventh Avenue
New York, New York 10019
Attention: Securitized Products Group

Credit Suisse AG, New York Branch
Eleven Madison Avenue
New York, New York 10010
Attention: Asset Finance

Wells Fargo Securities, LLC
550 S. Tryon Street, 5th Floor
Charlotte, NC 28202
Attention: Goetz Rokahr

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